Exhibit 8.1

355 South Grand Avenue Los Angeles, California 90071-1560 Tel: +1.213.485.1234 Fax: +1.213.891.8763 www.lw.com
FIRM / AFFILIATE OFFICES
	Abu Dhabi	Moscow
	Barcelona	Munich
	Beijing	New Jersey
	Boston	New York
	Brussels	Orange County
	Chicago	Paris
November 17, 2011	Doha	Riyadh
	Dubai	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
BioMed Realty Trust, Inc.	Los Angeles	Tokyo
17190 Bernardo Center Drive	Madrid	Washington, D.C.
San Diego, California 92128	Milan
Re: BioMed Realty Trust, Inc.
Ladies and Gentlemen:
We have acted as tax counsel to BioMed Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with the sale on the date hereof by the Company of 22,562,922 shares of common stock of the Company, $0.01 par value per share, pursuant to (i) a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 4, 2009 (File No. 333-161751) (as so filed and as amended, the “Registration Statement”), (ii) a base prospectus dated November 15, 2010 (the “Base Prospectus”), (iii) a prospectus supplement dated November 14, 2011 (together with the Base Prospectus, the “Prospectus”), and (iv) an underwriting agreement dated November 14, 2011 by and among UBS Securities LLC, the Company and BioMed Realty, L.P., a Maryland limited partnership (the “Operating Partnership”).
You have requested our opinion concerning certain of the federal income tax considerations relating to the Company. This opinion is based on certain assumptions and factual representations concerning the business, assets and governing documents of the Company, the Operating Partnership and their subsidiaries as set forth in the Registration Statement and the Prospectus. We have also been furnished with, and with your consent have relied upon, certain representations made by the Company, the Operating Partnership and their subsidiaries with respect to various factual matters through a certificate of an officer of the Company, dated as of the date hereof (the “Officer’s Certificate”).

November 17, 2011

In our capacity as tax counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. We have not made an independent investigation or audit of the facts set forth in the above-referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.
We are opining herein only as to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.
Based on such facts, assumptions and representations, it is our opinion that:
1. Commencing with its taxable year ending December 31, 2004, the Company has been organized and has operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code; and
2. The statements in the Base Prospectus set forth under the caption “Material United States Federal Income Tax Considerations” as supplemented by the statements set forth in the Company’s current reports on Form 8-K filed with the Commission on February 8, 2011 and September 2, 2011, insofar as they purport to summarize certain provisions of the statutes or regulations referred to therein, are accurate summaries in all material respects.
No opinion is expressed as to any matter not discussed herein.
This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Any such change may affect the conclusions reached in this opinion. Also, any variation or difference in the facts from those set forth in the Registration Statement, the Prospectus or the Officer’s Certificate may affect the conclusions stated herein. As described in the Base Prospectus, the Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. No assurance can be given that the actual results of the Company’s operation for any particular taxable year will satisfy those requirements.

November 17, 2011

This opinion is rendered only to you and is solely for your benefit in connection with the transaction described above. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm, or other entity, for any purpose, without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Company’s current report on Form 8-K filed with the Commission as of the date hereof, and to the reference to our firm name in the Prospectus under the captions “Material United States Federal Income Tax Considerations” and “Legal Matters.” In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Latham & Watkins LLP